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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                CONTACT:      LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                           (281) 492-5370

               DIAMOND OFFSHORE DRILLING, INC. DECLARES INCREASED
                        CASH DIVIDEND OF $0.125 PER SHARE

        BOARD TO CONSIDER SPECIAL CASH DIVIDEND IN FIRST QUARTER OF 2006

Houston, Texas, July 18, 2005 -- Diamond Offshore Drilling, Inc. (NYSE: DO) announced today that its Board of Directors has declared a quarterly cash dividend of $0.125 per common share, payable on September 1, 2005 to shareholders of record on August 1, 2005. This dividend represents a doubling of the Company's prior quarterly dividend.

The increased dividend reflects the strength of the Company's offshore drilling business as demonstrated by the Company's previously reported success in securing term contracts at favorable rates.

The Company believes that its financial position is strong and its earnings outlook positive. As a result, the Board of Directors will consider declaring a special cash dividend in the first quarter of 2006. The amount of the special cash dividend, if any, will be determined by the Board based on the Company's financial position, earnings outlook, capital spending plans and other factors which the Board determines are relevant. The Board may consider paying annual special dividends in future years if it believes that the Company's financial position, earnings outlook, capital spending plans and other relevant factors warrant such action at that time.


Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. The Company's fleet of 44 offshore drilling rigs consists of 29 semisubmersibles, 14 jack-ups and one drillship. Additional information on Diamond Offshore Drilling, Inc. and access to the Company's SEC filings is available on the Internet at www.diamondoffshore.com.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements concerning future dividends and actions by the Company's Board of Directors, future contracts, future offshore drilling rig dayrates and terms and the Company's earnings outlook. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated

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or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.


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